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                                   EXHIBIT 6

                                                                  August 3, 1995

Mr. George N. Benjamin, III
8260 W. 116th Street
Overland Park, KS 66210

Dear Mr. Benjamin:

  The Board of Directors of TIE/communications, Inc. (the "Company") has determined that it is in the best interests of the Company and its shareholders, in order to assure continuity in the management of the Company's administration and operations, to enter into this Agreement with you which is intended to encourage you to continue your career with the Company and to enable you to work free from distraction in the face of uncertainty and unsettling circumstances that arise from the possibility of a Change in Control of the Company (as hereafter defined).

  In consideration of the Company's agreement to provide you with the benefits set forth herein, you hereby agree that, in the event the Board of Directors advises you that a potential Change in Control of the Company may occur, you will continue in the employ of the Company under the present terms and conditions of your employment, as the same may be modified from time to time, for a period of six months after such notification.

  In consideration thereof, the Company agrees, in the event of your Involuntary Termination (as hereafter defined), to provide you with the following severance benefits:

    (a) For a period of 18 months from the date of Involuntary Termination (the "Termination Date"), the Company will pay you at an annualized rate equal to your base annual salary in effect on the Termination Date, but in no event less than $280,230, your present salary, and for a period of six
  (6) months thereafter, the Company will pay you at an annualized rate equal to one-half of such annual base salary. Such payments will be made on a semi-monthly basis. In addition, you will receive a bonus in an amount equal to one and one half (1 1/2) times the average of the previous two years' annual bonus earned by you (excluding from such calculation the special bonus paid to you on April 11, 1994). Said bonus will be paid in two equal annual installments on the first and second anniversaries of the Termination Date. You will also be paid a prorated bonus based on the same calculation for any portion of a year worked prior to the Termination Date.

    (b) For a period of 30 months from the Termination Date, you and your spouse will be covered under the Company's existing medical plans (or the equivalent thereof) in the same manner as if you were an active employee of the Company, or the Company will reimburse you for the cost of equivalent coverage at the same rate as the Company pays for such insurance for active employees should you acquire medical coverage on your own; provided, however, that the foregoing medical benefits will cease in the event you become eligible for substantially similar coverage under the medical plans of any new employer.

    (c) For up to one year from the Termination Date, the Company will provide you with employment search assistance through a professional out-placement organization and office and secretarial support, such as Drake Beam and Morin, Inc.'s senior executive program at a cost not to exceed $22,000.

  The benefits payable to you under (a) and (b) above shall be payable to your surviving spouse in the event of your death during the period for which such benefits are payable; if your spouse shall predecease you, amounts becoming payable under subsection (a) after your death shall be payable to your estate.

Mr. George N. Benjamin, III
August 3, 1995
Page 2
  As used herein, Involuntary Termination shall mean any termination of your employment by the Company, its successors or one of its subsidiaries, within two years following a Change in Control of the Company; provided, however, such term shall not include a termination for serious, willful misconduct in respect of your obligations to the Company, its successors or its subsidiaries, including commission of a felony or perpetration of a common law fraud which has or is likely to result in material economic damage to the Company, its successors or any of its subsidiaries, or failure to comply with a specific directive given to you by the Board of Directors.

  In addition to actual termination of employment, the following shall be deemed an Involuntary Termination:

    (a) A reduction in total compensation, including benefits, other than in connection with an across-the-board reduction similarly affecting all executives of the Company;

    (b) A material reduction in functions, duties or responsibilities of your present position, as evidenced by a total compensation for your position as changed which is less than your compensation prior to such change;

    (c) A reassignment to another geographic location more than 50 miles from your current place of employment;

    (d) A liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, unless a successor assumes the Company's obligations under this Agreement; or

    (e) A breach of this Agreement by the Company.

  Notwithstanding the foregoing, your failure to object in writing to the changes listed above within 90 days after the occurrence thereof following a Change in Control of the Company shall constitute a waiver of such change being deemed an Involuntary Termination.

  For the purposes of the Agreement, the term "Change in Control of the Company" shall mean the happening of any one of the following before December 31, 1995:

    (a) The acquisition by any party or related or affiliated parties acting as a group of the beneficial ownership of 25 percent or more of the voting shares of the Company;

    (b) The occurrence of a transaction requiring shareholder approval for the acquisition of the Company through purchase of stock or assets, or by merger, or otherwise; or

    (c) A change in the membership of the Board of Directors of the Company prior to December 31, 1995, of 30 percent or more of the members of the Board of Directors as constituted on the date hereof without the approval of a majority of the members of the Board as then constituted;

provided, however, that "Change in Control of the Company" shall not include any of the foregoing which occur as a result of or following (i) an acquisition in which you participate, directly or indirectly, as an acquiring party or (ii) an acquisition by the controlling stockholders of the Company or any of their affiliates of the shares held by the public.

  You will use reasonable efforts to obtain other employment or consulting engagements commensurate with your experience during the period you are receiving severance payments hereunder. The amount of any payments provided for in this Agreement shall be reduced by any compensation earned by you as a result of any employment or consulting engagements during such period.

  In the event of any dispute with respect to this Agreement, the losing party shall reimburse the prevailing party for his or its reasonable legal fees and expenses incurred in connection with such dispute.

Mr. George N. Benjamin, III
August 3, 1995
Page 3

  If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns.

  This Agreement shall terminate and be of no force or effect upon your retirement, death or termination of employment unless such termination is an Involuntary Termination. This Agreement shall also terminate and be of no force or effect in the event that you, whether directly or indirectly, individually or as part of a group, submit a bid to acquire the Company (a "Management Bid") or participate in discussions with others regarding, seek financing for or otherwise assist in the preparation of such a Management Bid at any time between the date of this Agreement and December 31, 1995. If you receive inquiries regarding a Management Bid after the date hereof, you shall promptly
(i) advise the inquiring party that you are not interested in discussing or participating in such a Management Bid and (ii) report such inquiry to the Chairman or his designee in writing.

  On April 29, 1992, the Company entered into an agreement with you concerning your compensation, including a provision for Post-Termination Salary Continuation (the "'92 Agreement"). It is understood that the '92 Agreement will terminate and be of no further force and effect in the event of your Involuntary Termination.

  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by mail to your residence or to the principal office of the Company, as the case may be; and shall be deemed given when deposited in the United States mails, postage prepaid. Either party, by written notice so given, may provide for a change in address to which subsequent notices are to be given. Subject to change in accordance with the foregoing provision, notice to the respective party shall be addressed as follows:

  Notice to Company:
                     TIE/communications, Inc.
                     c/o The Marmon Group, Inc.
                     225 W. Washington Street
                     Chicago, IL 60606
                     Attention: Chairman

  Notice to Benjamin:George N. Benjamin, III
                     8260 West 116th Street
                     Overland Park, KS 66210

  This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Kansas.

  If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter.

Very truly yours,

TIE/communications, Inc.

By: _________________________________
Title: ______________________________

AGREED:

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       George N. Benjamin, III